Exhibit 99.2
Preliminary Results
For Q4 2010, we currently expect both revenue and adjusted net income per diluted share to be at the mid-point of our previously stated guidance range of $37.0 million to $38.5 million in revenue and $0.16 to $0.18 in adjusted net income per diluted share.
From a high level perspective, these preliminary results reflect a strong performance from our US Commercial business, which we currently expect to show growth of approximately 50% over the year ago period, and strength in our International business, which we currently expect to show growth of greater than 35% over the year ago period. Our Federal business was weaker than anticipated due to the Federal government operating under a continuing resolution. More specifically, we currently expect it to be down over 50% from the year ago period.
Non-GAAP Measure
Adjusted net income per diluted share is a non-GAAP financial measure. Sourcefire’s expectation of adjusted net income per diluted share for the fourth quarter of 2010 excludes stock-based compensation expense, amortization of acquired intangibles related to the acquisition of Immunet and transaction costs related to the acquisition of Immunet and assumes an effective tax rate of 35%. Sourcefire has not included GAAP net income per diluted share in the above preliminary results because the calculation of amortization of acquired intangibles, which is a component of GAAP net income per diluted share, is contingent on completion of the valuation analysis related to the acquisition.